Responses to N-SAR for 9/30 Funds for the period ending
September 30, 2015

Income Funds


Exhibit 77Q1 (e)

The Amended and Restated Schedule A to the Investment Advisory Agreement between The First Investors Income Funds and First Investors Management Company, Inc. was filed as part of the registration statement for the Balanced Income Fund which was filed with the Securities and Exchange Commission via EDGAR in the Income Funds' registration statement filing pursuant to Rule 485(b) on September 24, 2015
(Accession No. 0000898432-15-001179), which is hereby incorporated by reference as part of the response to
Item 77Q1 of Form N-SAR.